October 28, 2005



Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Commissioners:

We have read the statements made by the U.S. Borax Inc. 401(k) Plan for Hourly Employees (copy attached), which we understand will be filed with the Commission, pursuant to Item 4.01 of Form 8-K, as part of the Form 8-K report of the U.S. Borax Inc. 401(k) Plan for Hourly Employees dated October 14, 2005. We agree with the statements concerning our Firm in such Form 8-K.


Very truly yours,


PricewaterhouseCoopers LLP







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